Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is hereby made and entered into as of October 12, 2021, by and among Cortland Bancorp, an Ohio corporation (“Company”), Farmers National Banc Corp., an Ohio corporation (“Purchaser”), and FMNB Merger Subsidiary IV, LLC, an Ohio limited liability company and wholly-owned subsidiary of Purchaser (“Merger Sub”). Reference is made to that certain Agreement and Plan of Merger, dated as of June 22, 2021, by and among Company, Purchaser and Merger Sub (the “Merger Agreement”).

WHEREAS, pursuant to Section 8.4 of the Merger Agreement, the parties may amend the Merger Agreement by action taken or authorized by their respective boards of directors, provided such amendment is set forth in a written instrument signed on behalf of each of the parties; and

WHEREAS, the parties have agreed to merge the Company 401(k) Plan with Purchaser’s 401(k) plan and amend the requirements set forth in Section 6.5(d) of the Merger Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

2.    Amendment to the Merger Agreement. The Merger Agreement is hereby amended by deleting Section 6.5(d) of the Merger Agreement in its entirety and replacing Section 6.5(d) with the following:

(d)    Company or Company Bank, as the case may be, shall adopt such resolutions of its Board of Directors and take such other action as Purchaser may reasonably request to cause The Cortland Savings and Banking Company 401(k) Plan (the “Company 401(k) Plan”) to be frozen for new participants immediately prior to the Effective Time and the accounts of all participants and beneficiaries in the Company 401(k) Plan to become fully vested as of that date. Employees of Company and its Subsidiaries who participate in the Company 401(k) Plan at the Effective Time shall continue to participate in the Company 401(k) Plan until such Employees are permitted to participate in the Purchaser’s 401(k) Plan. All other Employees of Company and its Subsidiaries will become eligible to participate in Purchaser’s 401(k) Plan, in accordance with the terms of that plan, as of the Effective Time.

3.     Effect of Amendment. Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect. All references in the Merger Agreement to “this Agreement” shall be deemed references to the Merger Agreement as amended by this Amendment.

4.    Further Assurances. Each party hereto agrees, upon the reasonable request of any other party (and at such other party’s expense), to make, execute and deliver any and all documents or instruments of any kind or character, and to perform all such other actions, that may be reasonably necessary or proper to effectuate, confirm, perform or carry out the terms or provisions of this Amendment.

5.    Incorporation by Reference. Sections 8.4, 8.5, 9.4, 9.5, 9.6, 9.7, 9.8, 9.10, 9.11 of the Merger Agreement are hereby incorporated herein by reference and shall apply as if fully set forth herein mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

FARMERS NATIONAL BANC CORP.

By:	/s/ Kevin J. Helmick
	Name:	Kevin J. Helmick
	Title:	President and Chief Executive Officer

FMNB MERGER SUBSIDIARY IV, LLC

By:	/s/ Kevin J. Helmick
	Name:	Kevin J. Helmick
	Title:	President

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

CORTLAND BANCORP

/s/ James M. Gasior
Name:	James M. Gasior
Title:	President & Chief Executive Officer

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